Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made effective as of July 28, 2005 (the “Effective Date”), by and between Newmont Mining Corporation, a Delaware corporation (“Newmont”) and Wayne W. Murdy (“Executive”).

Recitals

A. Newmont, Newmont Gold Company and Executive have entered into that certain Employment Agreement having an effective date of February 1, 1999 (the “Agreement”).

B. Newmont and Executive desire to amend certain terms and conditions contained in the Agreement.

Agreement

The Agreement is amended as follows:

1.	Stock-Based Compensation. The following paragraph (e) is added to section 6:

(e) Stock-Based Compensation. For purposes of calculating Annual Bonus amounts payable under this Section 6, “Annual Bonus” shall not include the value of any stock-based compensation (including stock options, deferred stock, restricted stock and restricted stock units) or incentive payments pursuant to the Employee Incentive Compensation Payroll Practice or the Intermediate Term Incentive Compensation Plan, but shall include the cash component and cash transition payments under the Intermediate Term Incentive Compensation Plan.

2.	Cause. Section 5(b) is deleted in its entirety and replaced with the following:

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated entities (other than any such failure resulting from incapacity due to physical or mental illness) or his failure to follow policies, directions or the Company’s code of conduct, after a written demand for substantial performance is delivered to the Executive by the Board or its delegate. Such written demand shall identify the manner in which the Board or its delegate believes that the Executive has not substantially performed the Executive’s duties. Notwithstanding the foregoing, written demand for substantial performance shall not be required if the Board or its delegate determines that immediate action, including termination of the Executive, is necessary to avoid potential injury or harm to the Company or any person; or

(ii) the engaging by the Executive in illegal conduct or gross negligence or willful misconduct which is potentially injurious to the Company or any affiliated entity; provided that if the Executive acts in accordance with an authorized written opinion of the Company’s or an affiliated entity’s legal counsel, such action will not constitute “Cause” under this definition; or

(iii) any dishonest or fraudulent activity by the Executive or the reasonable belief by the Company of the Executive’s breach of any contract, agreement or representation with the Company or an affiliated entity.

In the event “Cause” is determined to exist by the Company, and the Executive had received payments under this Agreement or otherwise been credited with amounts under this Agreement, the Company shall be entitled to recover such amounts from the Executive or offset such amounts from any other amounts owed by the Company to the Executive.

This Amendment is executed as the Effective Date.

NEWMONT MINING CORPORATION

By:	/s/ Sharon E. Thomas	/s/ Wayne W. Murdy
Name:	Sharon E. Thomas	Wayne W. Murdy
Title:	Vice President and Secretary

2